AMENDMENT TO
INVESTMENT MANAGEMENT AGREEMENT

Contingent upon the reorganization of the Hartford Mortgage Securities HLS Fund into the U.S. Government Securities HLS Fund (the “Reorganization”), the Investment Management Agreement between Hartford HLS Series Fund II, Inc, and HL Investment Advisors, LLC dated April 30, 2002, as amended, is hereby amended to reflect the following fee schedule for the U.S. Government Securities HLS Fund, to be effective on the effective date of the Reorganization:

The advisory fee shall be accrued daily and paid monthly, based upon the following annual rate and upon the calculated daily net asset value of the U.S. Government Securities HLS Fund:

Net Asset Value	Annual Rate
First $5 billion	0.4500%
Next $5 billion	0.4300%
Over $10 billion	0.4200%

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed as of the 28th day of September 2008.

HL INVESTMENT ADVISORS, LLC	HARTFORD HLS SERIES FUND II, INC

By: /s/Robert Arena	By: /s/Robert Arena
Robert Arena	Robert Arena
Manager, Senior Vice President	Vice President